Exhibit 10.21

JOINT VENTURE CONSIGNMENT AGREEMENT

RxLeaf Inc

This Joint Consignment Venture ("Agreement") is entered into effective as of the date of last signing (the "Effective Date") by and among the following two parties outlining a consignment and marketing joint venture (the “Joint Venture):

•	RxLeaf, Inc. (“RxLeaf”) a a Delaware corporation with a business address of 477 Madison Ave, 6th floor, New York, New York;

•	Cannabis Global, Inc. ("MCTC”), a Nevada corporation with a business address of 520 South Grand Avenue, Ste. 320, Los Angeles, California;

MCTC, RxLeaf Inc. being referred to herein as a “Party”, or collectively as the “Parties.”

RECITALS

WHEREAS,        RxLeaf Inc is a corporation organized and operating in good standing under the laws of the State of Delaware. that will be selling MCTC’s products (the “Products”) on its platforms. The Products are outlined as Appendix A, which is attached hereto;

WHEREAS, MCTC is a corporation organized and operating in good standing under the laws of the State of Nevada. MCTC possesses expertise in business organization and management of operations and productization within the hemp products marketplace;

WHEREAS, Pursuant to the terms and conditions of this Agreement, the Parties determined that it is desirable and advantageous to formally join and participate in this Joint Venture;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. General Provisions

1.1. Joint Venture Summary. The Parties create a Joint Venture Consignment agreement where MCTC will develop, manufacture and consign products (the “Joint Venture Products”) toward the Joint Venture and RXLeaf will co-market the Products with MCTC. The Joint Venture Products are outlined in Appendix A. Profits from the Joint Venture shall split 50/50 between the Parties as outlined herein.

1.2 Joint Venture Purpose. The primary purpose of the Joint Venture is to engage in the sale of products through e-commerce platforms of RxLeaf, including the sales of the Products and joint marketing of the goods in conjunction with MCTC.

1.3 Term of the Agreement. This Joint Venture shall commence on the last date signed below and shall continue in existence in perpetuity or until terminated, liquidated, or dissolved by law or as hereinafter provided.

2. Management of the Joint Venture.

2.1 Responsibilities of MCTC. MCTC shall design, manufacture and finance the Products to be sold by the Joint Venture in accordance with this Agreement.

2.2 Responsibilities of RXLeaf. RxLeaf will hold primary responsibility for marketing and sales of the products in accordance with this Agreement. Additionally, RxLeaf shall be responsible for inventory management, payment processing and fulfillment of the Products.

2.3 Good Faith and Fair Dealing. The Parties acknowledge the dynamics of the marketplace, the supply channels and sales and marketing process relative to Products. Thus, both agree that no agreement is able to account for all events and contingencies. Thus, the Parties agree to utilize good faith practices to jointly oversee, manage and coordinate the day to day operations of the Joint Venture and in all business dealings of the Joint Venture and to exercise due care and prudent business judgment to loyally carry out the operations for the benefit of the Joint Venture.

2.4 Products Approved. Only products approved by RxLeaf will be included as part of this agreement and can change at any time by the approval of Rxleaf. From time to time the Products will be updated or amended, added or deleted within Appendix A - Products, which is attached hereto.

3. Specific Arrangements of the Joint Venture

3.1 Product Production. MCTC is responsible for producing and packaging the Products. These Products will be produced in shippable formats, which are further outlined in Appendix A - Products.

3.2 Product Labeling and Branding. MCTC and RxLeaf will determine on a product by product basis which products have MCTC labeling and which products have RxLeaf labeling. MCTC will ensure it has followed all regulations related to labeling and will be solely responsible for all labels on their products and will name RxLeaf as additional insured on product and labelling liability coverage. Permission will be required for use of each others branding for any purpose.

3.3 Consignment. MCTC shall be responsible for producing the products out of its own cash flow and then consigning the Products to the Joint Venture. Insurance will be held by MCTC throughout the process manufacturing, warehousing, shipment and fulfillment for all products covered under this agreement. RxLeaf will be named as an additional insurer as it relates to Products in their possession.

3.4 Shipment of Products. MCTC will be responsible for arranging for shipment of the Product to the U.S. located fulfillment site of RxLeaf’s choosing.

3.5 Sales of the Products. RxLeaf will offer the Products on its website(s) and via other online venues. RxLeaf will conduct such operations in an industry standard or better manner for the benefit of the Joint Venture.

3.6 Joint Marketing. While RxLeaf shall hold primary responsibility to design and execute the marketing and sales plan. MCTC personnel shall be responsible for providing timely assistance in the process, including, but not limited to providing technical support, technical documentation, drafting of agreed to marketing materials, editing of blog posts, etc.

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3.7 Payment Processing and Deposits of Payments. RxLeaf shall collect payments for sales of the Products made to consumers. All funds from sales of the Products shall be transferred from the payment processing platform or merchant services company into a separate bank account created for the purpose of the Joint Venture. Upon sales of a Product to a consumer and collection of the funds, Rxleaf will collect and remit all sales taxes and thus will record the gross amount of sales in their books. MCTC will place the amount of sale into its sales account crediting the their inventory of the consigned Product, and will receive remaining funds for the sale as noted in 3.10 below.

3.8 Shipment to End Consumer. RxLeaf shall warehouse, package for shipment and ship the Products to customers via commercial means taking great care to minimize costs to the Joint Venture.

3.9 Product Returns. RxLeaf shall establish means to accept the return of Products and shall manage the process of accounting for such returns. There will be processing and handling fee for any returned item. All shipping costs would be paid by MCTC. Credits would be handled by MCTC’s end if related to product issue.

3.10 Accounting and Profit Distribution. The Parties will evenly split the profits generated by the Joint Venture. Profits shall be further defined in the below outlined JV Procedures, but will generally be understood to mean revenues, less sales taxes, less direct cost of goods, less direct shipping costs, less admin & warehousing costs, pre-approved by the Parties. Neither Party shall add general corporate overhead expenses to the Joint Venture. The Parties agree that the spirit of this Joint Venture is for each Party to charge only direct and easily provable, easily documentable expenses to the Joint Venture and not to change the Joint Venture for general overhead or corporate personnel related expenses.

Within ten (10) of the Effective Date, each Party will present to the other Party a full list of expenses it expects to incur in support of the Joint Venture.

The Parties shall agree on this list within Five (5) business days of presentation. These agreed to expenses will become the basis for tracking, accounting, payment processing, banking and reporting procedures (the “JV Procedures”) to be implemented by the Parties in support of the Joint Venture. It is understood there may be some non-significant direct costs not thought of at beginning of relationship or that change over time.

MCTC shall be responsible for finalizing JV Procedures in conjunction with RxLeaf. Both Parties shall approve the finalized JV Procedures and will agree to be bound by such procedures, which shall serve as the basis for successful operations. These procedures will include certificates of analysis and how often provided to RxLeaf, third party testing, the extraction process by product and how to handle any product changes

3.11 Profit Distribution Schedule. Profit shall be distributed on a monthly basis by RxLeaf. At the close of the month, RxLeaf will provide a full accounting of the sales by item and deposit of funds to MCTC as outlined in the JV Procedures.

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Section 4 Representations of the Parties.

4.1 Organization. Each Party that is a corporation and is duly organized and incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement and has the requisite approval of its Board of Directors or Managers to enter into this Agreement and to consummate the transactions contemplated hereby and thereby;

4.2 Authority. This Agreement is valid, binding, and enforceable obligations of the Parties, which have executed such agreements, in accordance with their terms (except that the enforceability of such Party’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration). All material consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation that must be obtained or satisfied by such Party and are necessary for such Party’s execution and delivery of this Agreement and the Ancillary Agreements or the performance of the terms thereof have been obtained and satisfied;

4.3 No Conflicts. The Parties represent that each Party is free and clear of other conflicts that may affect the business operations or profitability of the Joint Venture. This includes, but is not limited to non-compete agreements, business sales agreements, patent and/or other intellectual property agreements and any or all other such business or personal agreements that may affect business operations.

4.4 Binding Agreement. The execution and delivery of this Agreement by each Party which has executed the agreements, and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Party, including any law, rule or regulation applicable to such Party, or their respective incorporation or organizational documents;

4.5 Asset Control. Products are provided on a consignment basis and shall remain the property of MCTC and MCTC shall maintain legal ownership of the Products until sold to the end customer.

4.6 No Transfer. No Party has been granted and will not grant any license or other contingent or non-contingent right, title or interest under or relating to its assets including the city and state licenses in California and will not be under any obligation that does or will conflict with or otherwise affect this Agreement. It is understood by the Parties there is no transfer of any licenses within this Agreement.

4.7 No Obligation. No Party is under no obligation to any third Party that would interfere with its representations, warranties or obligations under this Agreement.

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Section 5 - Dissolution, Winding Up and Buy-Out

5.1 General Dissolution. The Joint Venture will be terminated and dissolved upon request of either Party, at any time for any or no reason.

5.2 Accounting on Termination. If the Joint Venture is terminated, each Party shall be furnished with a statement which shall set forth a full accounting of the business of the Joint Venture.

5.3 Inventory Accounting and Observation. MCTC shall have full rights to appoint its accounting firm and/or audit team to inspect the inventory of Products, upon reasonable notice. Such access shall not be unduly denied. Rx Leaf agrees to provide reasonable assistance in inventory counts, auditing of inventory, inventory observation and other related tasks in order to assist MCTC in completing accounting and audits, as reasonably requested.

5.4 Effect of Termination. Upon termination, all consignment inventory shall immediately be returned to MCTC. A final accounting of the Joint Venture shall be made as of the date of termination and all accounts settled in accordance with the Joint Venture Procedures to be agreed to by the Parties.

Section 6 – Dispute Resolution

6.1 Initial Procedure. The Joint Venture Parties agree to meet informally in an attempt to resolve the dispute amongst themselves acting in good faith.

If the Joint Venture Parties cannot resolve the dispute, they shall then be required to endeavor to achieve a resolution of such claim, dispute, difference or controversy by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Procedures, before resorting to arbitration, litigation, or some other dispute resolution procedure.

The Party which elects to seek resolution of such claim, dispute, difference or controversy by mediation shall notify the other Party in writing of such election. Any such notice shall describe in reasonable detail the subject matter of such claim, dispute, difference or controversy, and include a statement of such party’s position and a summary of the arguments supporting that position and the relief sought and shall also identify the names of three (3) prospective, independent, neutral mediators and include a statement of their respective curricula vitae. Each of such prospective mediators shall be a Party of the American Arbitration Association National Roster of Arbitrators and Mediators and have experience in commercial matters, including, if practicable, joint ventures.

Within ten (10) business days following its receipt of such notice, the recipient Party shall submit to the other Party a written response, which response shall include a reasonably detailed statement of the recipient Party’s position regarding the dispute identified by the notifying Party and a summary of the arguments supporting that position. Any such response shall also include the name, selected from the list of prospective mediators provided by the notifying party, of the individual who will act as the mediator in the dispute identified by the notifying party.

The Parties shall meet with the selected mediator in the City of Los Angeles, California, or such other location as the Joint Venture Parties may mutually agree within thirty (30) business days after the recipient Party has received notice of the dispute and shall proceed diligently and in good faith, using commercially reasonable efforts, to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither Party shall be bound by any recommendation of the mediator. One or more senior executives from each party shall personally participate in the mediation proceedings contemplated herein and shall endeavor to achieve a resolution of the dispute through mutual agreement.

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The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, shall allocate at least one (1) full business day of their time for the mediation process on any such claim, dispute, difference or controversy submitted to mediation hereunder. Such senior executives may be represented by counsel in connection with any such mediation proceedings and, in addition, either party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information or participate in the negotiations.

The fees and expenses of the mediator and the American Arbitration Association shall be shared equally by both parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to any such claim, dispute, difference or controversy and any related matters. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any employees of the American Arbitration Association, are confidential, privileged and inadmissible for any purpose, including, but not limited to, impeachment, in any arbitration, litigation or other proceeding related to this Agreement, provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

At no time prior to or during the mediation shall either party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. If any such claim, dispute, difference or controversy is not resolved by such mediation, either party may pursue such rights and remedies as may be available to either of them under this Agreement or at law or in equity.

6.2 Injunctive Relief. Nothing in this Agreement shall preclude any Party, at any time, from taking or requesting any judicial or other authority in any country to order any provisional or conservatory measure, including pre-award attachment, injunction or similar remedy for the presentation of its rights and interests.

6.3 Governing Law. This agreement shall be deemed to have been entered into in California and shall be governed by and construed under the laws of California without giving effect to the principles of conflicts of law. Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the courts of California, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

6.4 Attorney fees. In any Dispute for which a Party is permitted to bring a court or arbitration proceeding, the prevailing Party shall be entitled to recover its actual attorneys' fees and court costs from the non-prevailing Party.

Section 7 Indemnifications

7.1 Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding related to or arising out of or resulting from:

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(a) the other Party's breach of any representation, warranty, covenant or obligation under this Agreement; or

(b) use by the Joint Venture in connection with any operational activities performed pursuant to the Joint Venture. Riverside Hemp Joint Venture shall obtain appropriate and sufficient general liability insurance to cover its Joint Venture operations in an amount equal to one million dollars per occurrence, with appropriate coverage that is customary for the agricultural operations undertaken by the Joint Venture.

7,2 Indemnification Procedure. The indemnitee shall promptly notify the indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee's rights without the indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee's failure to perform any obligations under this Section shall not relieve the indemnitor of its obligation under this Section except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing

Section 8 Miscellaneous Provisions

8.1 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a) acts of God;

(b) flood, fire or explosion;

(c) war, terrorism, invasion, riot or other civil unrest;

(d) embargoes or blockades in effect on or after the date of this Agreement;

(e) national or regional emergency;

(f) strikes, labor stoppages or slowdowns or other industrial disturbances;

(g) some global pandemics such as COVID-19

each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of one hundred and twenty (120) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Joint Venture Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

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8.2 Further Assurances. Each Party shall, upon reasonable request, and at the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

8.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any of the Related Agreements.

8.4 Publicity. Each Party agrees that press releases and/or federal regulatory agency and other announcements to be made by the Joint Venture may be required and that neither Party will withhold any such reasonable request.

8.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Assignability. This Agreement, and all rights and obligations hereunder, are personal to the Parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other Parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to the Joint Venture an undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all of the Related Agreements as may be appropriate.

8.7 No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

8.8 Agreements. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Parties.

8.9 Complete Agreement. This Agreement amends and restates, in its entirety, the Joint Venture Agreement. This Agreement, together with the Disclosure Schedules hereto and the Ancillary Agreements, represent the entire agreement of the parties with respect to the transactions contemplated hereby and shall supersede and replace the existing Joint Venture Agreement and any and all previous contracts, arrangements, understandings, negotiations and commitments between the parties with respect to the transactions contemplated hereby (whether oral or written); provided, however, that it does not change or otherwise alter or affect any of the Ancillary Agreements except to the extent that the provisions of any such Ancillary Agreements are inconsistent with any of the provisions hereof, in which event the provisions of this Agreement will govern and control.

8.10 Responsibility for Breach by Affiliates. Each Party shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith (including, but not limited to, the Related Agreements) by its Affiliates, and any such breach by a Party’s Affiliate shall be considered a breach of this Agreement by such Party.

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8.11 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in to the Parties via the addresses provided herein on the signature pages of this Agreement.

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid to the address noted on the signature pages of this Agreement.

8.12 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(end of section – signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

FOR CANNABIS GLOBAL, INC:

By: /s/ Arman Tabatabael

ARMAN TABATABAEI

Director, Chairman of the Board, CEO

Date:______________________________________

FOR RxLeaf:

By: /s/ Chris Pauze

Chris Pauze

CFO

Date:______________________________________

(End of first signature page)

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APPENDIX A - PRODUCTS

AS OF THIS EFFECTIVE DATE OF THIS AGREEMENT. THIS APPENDIX IS BLANK.

AS IS OUTLINED IN SECTION 2.4, THIS APPENDIX A - PRODUCTS SHALL BE UPDATED FROM TIME TO TIME.